Form N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

      NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1 UNDER THE INVESTMENT
                              COMPANY ACT OF 1940.

                                 Quintara Funds
                            Exact Name of Registrant


     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Piedmont and the state of California on the 28th day of February, 2002.

                             Signature:   Quintara Funds
                                          -----------------------------------
                                          (Name of Registrant)


                                 By:      /s/ Matthew L. Sadler
                                          -----------------------------------
                                          Matthew L. Sadler
                                          (Name of director, trustee or officer
                                           signing on behalf of Registrant)


                                          President, Trustee and Chairperson
                                          -----------------------------------
                                                   (Title)



Attest: /s/ John Thomas
       -----------------------
            John Thomas

       Assistant Secretary
       -----------------------
                  (Title)